THIS WARRANT HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE TRANSFERRED IN THE ABSENCE OF REGISTRATION UNDER SAID ACT UNLESS ADVANCED SWITCHING COMMUNICATIONS, INC. RECEIVES A SATISFACTORY OPINION OF COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED (WHICH REQUIREMENT MAY BE WAIVED BY ADVANCED SWITCHING COMMUNICATIONS, INC. IN ITS SOLE DISCRETION).

       AMENDED AND RESTATED WARRANT TO PURCHASE COMMON STOCK

       FOR VALUE RECEIVED, ADVANCED SWITCHING COMMUNICATIONS, INC., a Delaware corporation (the "Company"), hereby grants to ICI Capital LLC, a Delaware limited liability company (the "Holder"), a wholly-owned subsidiary of Intermedia Communications Inc., a Delaware corporation (the "Parent" and, together with any of its subsidiaries, the "Parent Group"), the right to purchase from the Company at any time and from time to time after the date hereof one hundred twenty-five thousand (125,000) shares (the "Warrant Shares") of fully paid and nonassessable Common Stock, par value $.005 per share, of the Company (the "Common Stock"), at the price specified in Section 2 hereof, as may be adjusted from time to time pursuant to Section 7 hereof (the "Warrant Price"), subject to the provisions and upon the terms and conditions hereinafter set forth. This Warrant amends and restates in its entirety that certain Warrant granted by the Company to the Holder, dated as of March 10, 2000.

       1.     Term of Warrant.

              The purchase right represented by this Warrant is vested as the date hereof and shall become exercisable, in whole or in part, in accordance with Section 3. Any portion of this Warrant that becomes exercisable shall remain exercisable for a period of twenty-four (24) months at which time such portion of the Warrant shall expire (each, an "Expiration Date"); provided, however, that if an underwritten public offering of the Company's equity securities for aggregate gross proceeds to the Company of at least $20 million (a "Qualified Public Offering") has not been consummated prior to March 10, 2001, the Expiration Date for any portion of the Warrant that has become exercisable prior to such date shall be extended until the second anniversary of the consummation of a Qualified Public Offering.

       2.     Warrant Price.

              The Warrant Price is $15.00 per share, subject to adjustment from time to time pursuant to the provisions of Section 7 hereof.

       3.     Exercisability.

              (a) This Warrant will become exercisable as follows (each event, a "Milestone"):

                     (i) as to the first 30,000 Warrant Shares (the "First Tranche"), the Warrant will become immediately exercisable if Parent Group has fully paid for

                     Three Million U.S. Dollars ($3,000,000) of the Company's products by the later of (such later date, the "First Order By Date") (i) March 10, 2001 or (ii) six (6) months after a Qualified Public Offering; provided that if Parent Group has, in good faith, ordered Three Million U.S. Dollars ($3,000,000) of the Company's products prior to the First Order By Date, but has not yet paid for such order, this Warrant will become immediately exercisable as to the First Tranche upon payment of at least Three Million U.S. Dollars ($3,000,000) toward the purchase price of any order;

                     (ii) as to the next 15,000 Warrant Shares (the "Second Tranche"), the Warrant will become immediately exercisable if Parent Group has fully paid for an additional Two Million U.S. Dollars ($2,000,000) of the Company's products by March 10, 2003 (the "Second Order By Date"); provided that if Parent Group has, in good faith, ordered Two Million U.S. Dollars ($2,000,000) of the Company's products prior to the Second Order By Date, but has not yet paid for such order, this Warrant will become immediately exercisable as to the Second Tranche upon payment of at least Two Million U.S. Dollars ($2,000,000) toward the purchase price of any order not counted toward the reaching of any other Milestone;

                     (iii) as to the next 15,000 Warrant Shares (the "Third Tranche"), the Warrant will become immediately exercisable if Parent Group has fully paid for an additional Two Million U.S. Dollars ($2,000,000) of the Company's products by the Second Order By Date; provided that if Parent Group has, in good faith, ordered Two Million U.S. Dollars ($2,000,000) of the Company's products prior to the Second Order By Date, but has not yet paid for such order, this Warrant will become immediately exercisable as to the Third Tranche upon payment of at least Two Million U.S. Dollars ($2,000,000) toward the purchase price of any order not counted toward the reaching of any other Milestone;

                     (iv) as to the next 20,000 Warrant Shares (the "Fourth Tranche"), the Warrant will become immediately exercisable if Parent Group has fully paid for an additional Three Million U.S. Dollars ($3,000,000) of the Company's products by the Second Order By Date; provided that if Parent Group has, in good faith, ordered Three Million U.S. Dollars ($3,000,000) of the Company's products prior to the Second Order By Date, but has not yet paid for such order, this Warrant will become immediately exercisable as to the Fourth Tranche upon payment of at least Three Million U.S. Dollars ($3,000,000) toward the purchase price of any order not counted toward the reaching of any other Milestone;

                     (v) as to the next 25,000 Warrant Shares (the "Fifth Tranche"), the Warrant will become immediately exercisable if Parent Group has fully paid for an additional Five Million U.S. Dollars ($5,000,000) of the

                     Company's products by March 10, 2004 (the "Third Order By Date"); provided that if Parent Group has, in good faith, ordered Five Million U.S. Dollars ($5,000,000) of the Company's products prior to the Third Order By Date, but has not yet paid for such order, this Warrant will become immediately exercisable as to the Fifth Tranche upon payment of at least Five Million U.S. Dollars ($5,000,000) toward the purchase price of any order not counted toward the reaching of any other Milestone;

                     (vi) as to the next 20,000 Warrant Shares (the "Sixth Tranche"), the Warrant will become immediately exercisable if Parent Group has fully paid for an additional Five Million U.S. Dollars ($5,000,000) of the Company's products by the Third Order By Date; provided that if Parent Group has, in good faith, ordered Five Million U.S. Dollars ($5,000,000) of the Company's products prior to the Third Order By Date, but has not yet paid for such order, this Warrant will become immediately exercisable as to the Sixth Tranche upon payment of at least Five Million U.S. Dollars ($5,000,000) toward the purchase price of any order not counted toward the reaching of any other Milestone.

              (b) Notwithstanding any of the provisions of Section 3(a), the entire Warrant shall become immediately exercisable with respect to all of the Warrant Shares on the seventh anniversary of the date hereof.

       4.     Method of Exercise; Payment.

              (a) Subject to Sections 1 and 3 hereof, the purchase right represented by this Warrant may be exercised by the Holder, in whole or in part, by the surrender of this Warrant (with the notice of exercise form attached hereto as Exhibit 1 duly executed) at the principal office of the Company, and by the payment to the Company, by certified check or wire transfer, of an amount equal to the then applicable Warrant Price per share multiplied by the number of shares then being purchased. The Holder may exercise the purchase right represented by this Warrant without the payment of cash (hereinafter a "Cashless Exercise"), by reducing the number of shares of Common Stock obtainable upon its exercise and payment in cash so as to yield a number of shares of Common Stock issuable upon the Cashless Exercise of this Warrant equal to the product of (a) the number of shares of Common Stock issuable as of the date of exercise (the "Exercise Date") upon the exercise of such Warrant (if payment of the Warrant Price were being made in cash) and (b) the Cashless Exercise Ratio. As used herein, the "Cashless Exercise Ratio" shall mean a fraction, the numerator of which is the excess of the Fair Market Value (as defined below) per share of the Common Stock on the Exercise Date over the Warrant Price per share of Common Stock as of the Exercise Date and the denominator of which is the Fair Market Value per share of the Common Stock on the Exercise Date. Upon surrender of this Warrant, the number of shares of Common Stock deliverable upon a Cashless Exercise shall be equal to the number of shares of Common Stock issuable upon the exercise of the Warrant that the Holder specifies are to be exercised pursuant to a Cashless Exercise multiplied by the Cashless Exercise Ratio.

              Upon the surrender of this Warrant and the payment of the per share Exercise Price or upon a Cashless Exercise, the Company shall, as promptly as practicable, execute and deliver, in accordance with such notice, a certificate or certificates representing the aggregate number of shares of Common Stock specified in such notice. At the time of delivery of this Warrant, appropriate notation will be made designating the number of shares purchased and the Warrant shall then be returned to the Holder if it has been exercised in part. The Company shall pay all expenses, taxes and other charges payable in connection with the preparation, issuance and delivery of stock certificates, except that, in case stock certificates shall be registered in a name or names other than the name of the Holder, funds sufficient to pay all transfer taxes which shall be payable upon the issuance of stock certificates shall be paid by the Holder hereof at the time of delivery of the notice of exercise or promptly upon receipt of a written request of the Company for payment.

              The Company shall maintain at its principal office a Warrant Register for registration of Warrant certificates and transfers thereof. The Company shall initially register the outstanding Warrants in the name of the Holder. The Company may deem and treat the registered holder(s) of the Warrant certificates as the absolute owner(s) thereof and of the Warrants represented thereby (notwithstanding any notation of ownership or other writing on the Warrant certificates made by any person) and as the Holder hereunder for the purpose of any exercise thereof or any distribution to the Holder(s), and for all other purposes, and the Company shall not be effected by notice to the contrary.

       (b) As used in this Agreement, the "Fair Market Value" of the Common Stock shall mean:

                     (i) if the Common Stock is publicly traded, the average, for the 15 previous trading days, of:

                            (A) the closing prices of the Common Stock on the national securities exchange(s) on which the Common Stock may at the time be listed, or

                            (B) if there have been no sales on such exchange(s) on any such trading day, the average of the highest bid and lowest asked prices on such exchange(s) at the end of such day, or

                            (C) if on any such trading day the Common Stock is not so listed, the average of the representative bid and asked prices quoted on the Nasdaq National Market ("Nasdaq") as of 4:00 p.m., New York City time, on such day, or

                            (D) if on any such trading day the Common Stock is not quoted on Nasdaq, the average of the highest bid and lowest asked price on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar for such date; and

                     (ii) if the Common Stock is not publicly traded, the value of the Common Stock, as determined in good faith by the Board of Directors of the Company.

       5.     Stock Fully Paid; Reservation of Shares.

                  All Common Stock which may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be fully paid and nonassessable, and free from all liens and charges with respect to the issue thereof. During the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized, and reserved for the purpose of the issuance upon exercise of the purchase rights evidenced by this Warrant, a sufficient number of shares of its Common Stock to provide for the exercise of the rights represented by this Warrant.

       6.     Special Agreements of the Company.

              The Company covenants and agrees that if the Common Stock is listed on a stock exchange or quoted on the Nasdaq National Market, the Company will use its reasonable best efforts to procure, at its sole expense, the listing of all Warrant Shares (subject to issuance or notice of issuance) on all stock exchanges on which the Common Stock is then listed, or the quotation of the Warrant Shares on the Nasdaq National Market, as the case may be, and maintain the listing or quotation of such shares and other securities after issuance.

       7.     Adjustment of Warrant Price and Number of Shares.

              The kind of securities purchasable upon the exercise of this Warrant, the Warrant Price and the number of shares purchasable upon exercise of this Warrant shall be subject to adjustment from time to time upon the occurrence of certain events as follows:

              (a) Reclassification, Consolidation or Merger. In case of any (i) reclassification or change of outstanding securities of the class issuable upon exercise of this Warrant (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (ii) merger or consolidation of the Company with or into another corporation in which the Company is not the surviving entity, or a merger or other transaction in which the Company is the surviving entity but the shares of the Company's capital stock outstanding immediately prior to the merger or other transaction are converted by virtue of the merger or other transaction into other property, whether in the form of securities, cash, or otherwise, or (iii) sale or transfer of the Company's properties and assets as, or substantially as, an entirety to any other person, then, as a part of such reorganization, merger, consolidation, sale or transfer, the Company, or such successor corporation, as the case may be, shall execute a new Warrant, providing that the Holder shall have the right to exercise such new

Warrant and procure upon such exercise, in lieu of each share of Common Stock theretofore issuable upon exercise of this Warrant, the kind and amount of shares of stock, other securities, money and property receivable upon such reclassification, change, consolidation or merger by a holder of one share of Common Stock. Such new Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this
Section 7 The provisions of Section 7(a) shall similarly apply to successive reclassifications, changes, consolidations, mergers and transfers.

              (b) Subdivision or Combination of Shares. If the Company at any time while this Warrant remains outstanding and unexpired shall subdivide or combine its Common Stock, the Warrant Price shall be proportionately decreased in the case of a subdivision or increased in the case of a combination.

              (c) Stock Dividends. If the Company at any time while this Warrant is outstanding and unexpired shall pay a dividend with respect to Common Stock payable in, or make any other distribution with respect to Common Stock (except any distribution specifically provided for in the foregoing Section 7(a) or
Section 7(b)) of Common Stock, then the Warrant Price shall be adjusted, from and after the date of determination of stockholders entitled to receive such dividend or distribution, to that price determined by multiplying the Warrant Price in effect immediately prior to such date of determination by a fraction
(a) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such dividend or distribution and (b) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such dividend or distribution.

              (d) Other Distributions. If the Company at any time while this Warrant is outstanding and unexpired shall distribute to holders of its Common Stock any of its assets (including cash) or securities (other than pursuant to Sections 7(a), (b) or (c)), then the Holder shall, upon exercise of the Warrant, be entitled to a proportionate share of any such distribution (without interest thereon) as though it was the holder of the number of shares of Common Stock into which the Warrant was exercisable as of the record date fixed for the determination of the holders of Common Stock entitled to receive such distribution.

              (e) Certain Events. If any event occurs of the type contemplated by the provisions of this Section 7 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company's Board of Directors shall make an appropriate adjustment in the Warrant Price so as to protect the rights of the Company and the Holder of this Warrant.

              (f) Adjustment of Number of Shares. Upon each adjustment in the Warrant Price pursuant to any of Sections 7(a), (b), (c) or (e) hereof, the number of shares of Common Stock purchasable hereunder shall be adjusted, to the nearest whole share, to the product obtained by multiplying the number of shares purchasable immediately prior to such adjustment in the Warrant Price by a fraction, the numerator of which shall be the Warrant Price immediately prior to such adjustment and the denominator of which shall be the Warrant Price immediately thereafter.

              (g) Minimum Adjustment. The adjustments required by the preceding sections of this Section 7 shall be made whenever and as often as any specified event requiring an adjustment shall occur, except that no adjustment of the Warrant Price or the number of shares of Common Stock issuable upon exercise of this Warrant that would otherwise be required shall be made unless and until such adjustment either by itself or with other adjustments not previously made increases or decreases by at least 1% the Warrant Price or the number of shares of Common Stock issuable upon exercise of this Warrant immediately prior to the making of such adjustment. Any adjustment representing a change of less than such minimum amount shall be carried forward and made as soon as such adjustment, together with other adjustments required by this Section 7 and not previously made, would result in a minimum adjustment. For the purpose of any adjustment, any specified event shall be deemed to have occurred at the close of business on the date of its occurrence. In computing adjustments under this
Section 7, fractional interests in Common Stock shall be taken into account to the nearest one-hundredth of a share.

       8.     Notice of Adjustments.

              Whenever any Warrant Price shall be adjusted pursuant to Section 7 hereof, the Company shall prepare promptly a certificate signed by its chief financial officer setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, the Warrant Price or Prices after giving effect to such adjustment and the number of shares then purchasable upon exercise of this Warrant, and shall cause copies of such certificate to be mailed (by first class mail, postage prepaid) to the Holder at the address specified in Section 12(f) hereof, or at such other address as may be provided to this Company in writing by the Holder.

       9.     Fractional Shares.

              The Company shall not issue any fractional shares of Common Stock in connection with any exercise hereunder, and shall make a cash payment therefor upon the basis of the Warrant Price then in effect in lieu of any fractional shares issuable pursuant to any exercise hereunder.

       10.    Compliance with Securities Act.

              The Holder, by acceptance of this Warrant, represents, warrants, covenants and agrees that:

              (a) This Warrant and the shares of Common Stock to be issued upon exercise hereof are being acquired for investment and that it will not offer, sell or otherwise dispose of this Warrant or any shares of Common Stock to be issued upon exercise hereof except under circumstances which will not result in a violation of the Securities Act of 1933, as amended (the "Act").

              (b) Holder is an "accredited investor" as defined in Rule 501(a) under the Act.

              (c) Upon exercise of this Warrant, the Holder hereof shall, if requested by the Company, confirm in writing, in a form satisfactory to the Company, that the shares of Common Stock so purchased are being acquired for investment and not with a view toward distribution or resale.

              (d) All shares of Common Stock issued upon exercise of this Warrant (unless registered under the Act) shall be stamped or imprinted with a legend substantially in the following form:

              "THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO SALE OR DISPOSITION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER, SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (WHICH REQUIREMENT MAY BE WAIVED BY ADVANCED SWITCHING COMMUNICATIONS, INC. IN ITS SOLE DISCRETION)."

       11.    Transfer.

              Prior to a Qualified Public Offering, no Holder of this Warrant shall sell, assign, transfer, pledge, hypothecate, mortgage, encumber or dispose of all or any of this Warrant or the shares of Common Stock or securities issuable upon exercise hereof.

       12.    Miscellaneous.

              (a) No Rights as Stockholder. No Holder of this Warrant shall be entitled to vote or receive dividends (except pursuant to Section 7(d) hereof) or be deemed the holder of Common Stock or any other securities of the Company which may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon the Holder, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value or change of stock to no par value, consolidation, merger, conveyance or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until the Warrant shall have been exercised and the shares purchasable upon the exercise hereof shall have become deliverable, as provided herein.

              (b) Replacement. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement or bond reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this

Warrant, the Company, at its expense, will execute and deliver, in lieu of this Warrant, a new Warrant of like tenor.

              (c) Payment of Taxes. The Company will pay all documentary stamp taxes attributable to the initial issuance of the Warrants and of the Warrant Shares upon the exercise of Warrants; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issuance of any Warrant certificates or any certificates for Warrant Shares in a name other than that of the registered holder of such Warrant certificate, and the Company shall not be required to issue or deliver such Warrant certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the reasonable satisfaction of the Company that such tax has been paid.

              (d) Statement on Warrants. Irrespective of any adjustment in the number or kind of shares issuable upon the exercise of the Warrants or the Warrant Price, Warrant certificates theretofore or thereafter issued may continue to express the same number and kind of shares and the same Warrant Price as are stated in the Warrant certificates initially issuable pursuant to this Agreement.

              (e) Notice of Capital Changes. In case:

                  (i) the Company shall declare any dividend or distribution payable to the holders of its Common Stock;

                  (ii) there shall be any capital reorganization or reclassification of the capital stock of the Company, or consolidation or merger of the Company with, or sale of all or substantially all of its assets to, another corporation or business organization; or

                  (iii) there shall be a voluntary or involuntary dissolution; liquidation or winding up of the Company;

then the Company shall give the Holder written notice, in the manner set forth in Section 11(f) below, of the date on which a record shall be taken for such dividend or distribution or for determining stockholders entitled to vote upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up and of the date when any such transaction shall take place, as the case may be.

              (f) Notice.

                  (i) Any notice or communication shall be in writing and delivered in person or mailed by first-class mail addressed as follows:

                      if to the Company:

                      Advanced Switching Communications, Inc.

                      8330 Boone Boulevard
                      Fifth Floor
                      Vienna, VA  22182
                      Attention:  Secretary

                      if to the Holder:

                      The Holder's address as it appears on the records of the Company.

                  (ii) The Company or the Holder by notice to the other may designate additional or different addresses for subsequent notices or communications.

                  (iii) Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders (if any). If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

              (g) Amendment. This Warrant may be amended by the Company without the consent of any Holder for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Warrant as the Company may deem necessary or desirable (including, without limitation, any addition or modification to provide for compliance with the transfer restrictions set forth herein); provided, however, that such action shall not adversely affect the rights of any Holder. Any amendment or supplement to this Warrant that has an adverse effect on the interests of the Holder shall require the written consent of the Holder of this Warrant (or, after the date specified by Section 11 hereof, the Holders of a majority of the then outstanding Warrants). The consent of each Holder affected shall be required for any amendment pursuant to which the Warrant Price would be increased, the number of shares of Common Stock issuable upon exercise of this Warrant would be decreased (other than pursuant to adjustments provided herein) or the antidilution provisions in Section 7 are altered in a manner which adversely affects the Holder.

              (h) No Impairment. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions in this Warrant and use its commercially reasonable best efforts to take all such action as may be necessary or appropriate in order to protect the rights of the registered holder(s) of the Warrant against impairment.

              (i) Successors. All agreements of the Company in this Warrant shall bind its successors. All agreements of the Holder in this Agreement shall bind its successors and the Holder is expressly authorized to transfer and assign this Warrant to Parent or any wholly-owned direct or indirect subsidiary of Parent.

              (j) Governing Law. This Warrant shall be governed by and construed under the laws of the State of Delaware without regard to its conflict of laws or principles.

         This Warrant is executed as of this 30th day of June, 2000.

                                       ADVANCED SWITCHING COMMUNICATIONS, INC.

                                       By:   /s/ HARRY J. D'ANDREA
                                             -----------------------------
                                       Name:     Harry J. D'Andrea
                                             -----------------------------
                                       Title:    Chief Financial Officer
                                             -----------------------------

                                    EXHIBIT 1
                               NOTICE OF EXERCISE

TO:      ADVANCED SWITCHING COMMUNICATIONS, INC.

         1. The undersigned hereby elects to purchase _______ shares of the Common Stock of Advanced Switching Communications, Inc. pursuant to the terms of the attached warrant, and tenders herewith payment of the purchase price of such shares in full or elects a Cashless Exercise.

         2. Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below:

                                         -----------------------------
                                              (Name)

                                         -----------------------------

                                         -----------------------------
                                              (Address)

         3. The undersigned represents that the aforesaid shares of Common Stock are being acquired for the account of the undersigned for investment and not with a view to, or for resale in connection with, the distribution thereof and that the undersigned has no present intention of distribution or reselling such shares.

                                     ---------------------------------
                                     By:
                                        ------------------------------

                                     Name:
                                          ----------------------------

                                     Title:
                                           ---------------------------